KIRBY CORPORATION	Contact:	Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION SIGNS AGREEMENT TO PURCHASE
GLOBAL POWER HOLDING COMPANY

•
Signed an agreement to purchase Global Power Holding Company, the parent of Global Power Systems, L.L.C., a Gulf Coast high-speed diesel engine services provider, for approximately $100 million in cash

Houston, Texas (May 3, 2006) - Kirby Corporation (“Kirby”) (NYSE:KEX) announced today that its wholly owned subsidiary, Marine Systems, Inc., has signed an agreement to purchase the stock of Global Power Holding Company, a privately held company that owns all of the outstanding equity of Global Power Systems, L.L.C. (“Global”), a Gulf Coast high-speed diesel engine services provider, for approximately $100 million in cash. Global, headquartered in Houma, Louisiana, operates factory-authorized full service dealerships for Caterpillar, Cummins, Detroit Diesel and John Deere engines, as well as Allison transmissions. Global’s principal customers are Gulf Coast offshore oil services companies, inland waterway carriers, offshore towing companies and oil and gas drilling companies. For the 2005 year, Global generated revenues of approximately $63 million. The acquisition will be financed using Kirby’s existing cash and revolving credit facility. The closing of the acquisition is expected to occur in early June 2006 and is subject to certain conditions, including the expiration of the required waiting period under the Hart-Scott-Rodino Act. The final purchase price will be determined based on post-closing working capital adjustments.

Joe Pyne, Kirby’s President and Chief Executive Officer, commented, “Global will be a terrific addition to our diesel engine services segment. High-speed diesel engines, Global’s principal business, provide the main propulsion power for the majority of the propulsion engine market. The acquisition of Global extends Kirby’s service capabilities with its existing customers and provides a single source for Kirby’s medium-speed customers for servicing their high-speed engines. We expect the purchase of Global to be accretive to Kirby’s 2006 earnings and cash flows.”

On April 26, 2006, Kirby announced record net earnings for the first quarter ended March 31, 2006 of $22,580,000, or $.85 per share, compared with net earnings of $13,279,000, or $.52 per share, for the 2005 first quarter. Consolidated revenues for the 2006 first quarter were a record $224,903,000, an increase of 22% over $184,444,000 reported for the 2005 first quarter. The first quarter record results reflected continued strong demand for the movement of petrochemical and black oil products in its marine transportation segment, and strong in-house and in-field service activity and direct parts sales in its diesel engine services segment.

Kirby has scheduled a conference call for 9:00 a.m. central time on Friday, May 5, 2006, to discuss the Global acquisition. The conference call number is 888-328-2514 for domestic callers and 706-679-3262 for international callers. The leader’s name is Steve Holcomb. An audio playback will be available starting at 12:00 p.m. central time on Friday, May 5, through 6:00 p.m. on Friday, May 26, 2006, by dialing 800-642-1687 for domestic callers and 706-645-9291 for international callers. The conference ID number is 8766856. The conference call can be accessed by visiting Kirby’s homepage at http://www.kirbycorp.com/ or at http://audioevent.mshow.com/298158. A replay will be available on each of those web sites following the conference call.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for large medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

CONFERENCE CALL INFORMATION

Date:	Friday, May 5, 2006	Leader:	Steve Holcomb
Time:	9:00 a.m. central time	Passcode:	Kirby
U.S.:	888-328-2514	Int’l:	706-679-3262
Conf. ID:	8766856
Website: http://www.kirbycorp.com/ or http://audioevent.mshow.com/298158